UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2008

BARNES GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-04801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06011-0489
(Address of principal executive offices)	(Zip Code)

(860) 583-7070

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers: Election of Directors; Appointment of Principal Officers; Compensatory Arrangements for Certain Officers.

(e) Compensatory Plans

Gregory F. Milzcik Employment Agreement

On December 11, 2008, Barnes Group Inc. (the “Company”) and Mr. Gregory F. Milzcik, President and Chief Executive Officer of the Company, entered into an amended and restated employment agreement (the “Amended Agreement”). The Amended Agreement amends Mr. Milzcik’s employment agreement which was initially entered into December 13, 2006 and amended as of December 31, 2007 (the “Initial Agreement”). The Amended Agreement is effective as of December 31, 2008. The amendments were made principally to comply with Section 409A of the Internal Revenue Code and respond to a change in the Internal Revenue Service’s policy regarding Section 162(m) of the Internal Revenue Code.

A description of the principal amendments is set forth below.

Other Benefits

The Initial Agreement provided that the Company shall provide Mr. Milzcik with the use of a leased car with a monthly leasing cost to the Company not to exceed $1,131 per month and reimbursement for other expenses associated with the use of such leased car, and shall reimburse (not grossed-up for taxes) Mr. Milzcik for his membership in one club. The Amended Agreement provides that, in lieu of the foregoing, the Company may provide a monthly cash allowance to Mr. Milzick of $25,000.

Severance Payments

Pursuant to the terms of the Amended Agreement, if Mr. Milzcik’s employment is terminated by the Company other than for “Cause” (as defined in the Amended Agreement), and other than by reason of death or disability, or is terminated by Mr. Milzcik for “Good Reason” (as defined in the Amended Agreement), he will receive, in addition to the compensation and benefits provided by the Initial Agreement (which includes two years of salary, target bonuses and welfare benefits, and any benefits which may be due Mr. Milzcik under any plans, other than severance pay or salary continuation plans, which provide benefits after termination of employment):

•	The annual bonus for the prior completed fiscal year, if as of the termination date such annual bonus has not yet been paid, and

•

A prorata portion of any annual bonus for the calendar year in which the termination occurs that would have been paid had Mr. Milzick’s employment continued; provided that, in determining the amount of the bonus, the Compensation Committee maintains its rights under the bonus plan to exercise negative discretion in determining the amount of the bonus and to treat Mr. Milzcik less favorably than other executives.

In addition, the Amended Agreement changed the provision of the Initial Agreement that provided for performance shares or performance unit awards held by Mr. Milzcik on the date of termination and granted on or after October 19, 2006 (the “Commencement Date”) to vest as if the applicable performance goal had been achieved at target, to the extent they would have vested in accordance with their regular vesting schedule had his employment continued for two years after the date of termination. Under the Amended Agreement, performance shares or performance unit awards will vest as described in the preceding sentence. However, performance shares or performance unit awards for performance periods that begin after January 1, 2009 (“Post January 1, 2009 Awards”), will not vest as if the applicable performance goal had been achieved at target; rather, Post January 1, 2009 Awards will vest only if and when they would otherwise vest in accordance with the performance goals applicable to such Awards. Unlike the Initial Agreement, which provided for such performance shares or performance unit awards (including but not limited to Post January 1, 2009 Awards) to be paid when such awards would have been paid if Mr. Milzcik’s employment had not terminated, the Amended Agreement provides for the timing of payment of such awards to be determined in accordance with the terms of the applicable award agreements.

Change in Control Benefits

•

The Amended Agreement changed the provision of the Initial Agreement that provided that, in the event of a Change in Control, as defined in the Initial Agreement, all restricted stock unit and performance shares or performance unit awards then held by Mr. Milzcik that were granted on or after the Commencement Date that are not then vested shall immediately become vested and, in the case of performance shares or performance units award, assuming that the applicable performance objectives were achieved at the target level of performance. Under the Amended Agreement, vesting will occur as described in the preceding sentence but only if the Change in Control qualifies as a Change in Control both as defined in the Amended Agreement and as defined in Treasury Reg. §1.409A-3(i)(5), rather than solely as defined in the Initial Agreement.

•

The Amended Agreement changed the provision of the Initial Agreement that provided that, in the event of Termination without Cause or for Good Reason within two years after a Change of Control, as defined in the Initial Agreement, Mr. Milzcik is entitled to the same termination payments as a normal termination without cause except that:

(i)	The two years of salary and bonus that would be paid over two years in the event of a normal termination without cause are to be paid in a lump sum at the time of termination;

(ii)	Mr. Milzcik is entitled to a prorated bonus for the year in which termination occurs, with the bonus to be a prorata portion of the higher of the two amounts described in (A) and (B) below, rather than as described under “Severance” above; and

(iii)	The two years of bonus that would be paid in a lump sum at the time of termination as described in (i) above is to be based, not on Mr. Milzcik’s target bonus, as would be the case in a normal termination without cause, but on the higher of (A) the target bonus in the year of termination, or (B) the average annual bonus awarded in the last three years.

Under the Amended Agreement, the provisions of the Initial Agreement described in the preceding sentence will apply only if the Change in Control qualifies as a Change in Control both as defined in the Amended Agreement and as defined in Treasury Reg. §1.409A-3(i)(5). In addition, under the Amended Agreement, the two years of salary and bonus described in (i) above are to be paid in a lump sum, not at the time of termination, but on the first day of the seventh month after the date of termination.

All post-severance compensation arrangements will conform with Internal Revenue Code Section 409A and any other tax, legal or regulatory restrictions in effect at the time of termination. Any amounts deferred shall bear interest for the period of the deferral at the applicable federal rate.

Other Amendments

In addition to the above-described changes, amendments were made in response to the requirements of Internal Revenue Code Section 409A.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

10.1 Employment Agreement by and between the Company and Mr. Gregory F. Milzcik, as amended and restated as of December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 17, 2008	BARNES GROUP INC.
(Registrant)

	By:	/s/ Signe S. Gates
Signe S. Gates
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Document Description
10.1	Employment Agreement by and between the Company and Mr. Gregory F. Milzcik, as amended and restated as of December 31, 2008.